UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________

VISUALANT, INC.

(Exact name of registrant as specified in its charter)

_________________

Nevada	91-1948357
(State or jurisdiction of incorporation)	(IRS Employer Identification No.)

500 Union Street, Suite 406

Seattle, Washington  98101

(Address of Principal Executive Offices)   (Zip Code)

Visualant, Inc. 2011 Stock Incentive Plan

(Full title of the plan)

Ronald P. Erickson

Chief Executive Officer

500 Union Street, Suite 406

Seattle, Washington  98101

(Name and address of agent for service)

(206) 903-1351

(Telephone number, including area code, of agent for service)

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.001 per share	7,000,000 shares	$0.22	$1,540,000	$178.79

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also shall cover any additional shares of the registrant’s common stock that become issuable under the 2011 Stock Incentive Plan as set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act.  The offering price per share and the aggregate offering price are based upon the average of the bid and asked price per share of the Registrant’s common stock as reported on the OTC Bulletin Board on June 27, 2011.

____________________________________

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

TABLE OF CONTENTS

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS	1

Item 1.	Plan Information	1

Item 2.	Registrant Information and Employee Plan Annual Information	1

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	1

Item 3.	Incorporation of Documents by Reference	1

Item 4.	Description of Securities	2

Item 5.	Interests of Named Experts and Counsel	2

Item 6.	Indemnification of Directors and Officers	3

Item 7.	Exemption from Registration Claimed	4

Item 8.	Exhibits	4

Item 9.	Undertakings	5

SIGNATURES		6

INDEX TO EXHIBITS		8

EXHIBIT 4.1

EXHIBIT 5.1

EXHIBIT 23.1

EXHIBIT 24.1

EXHIBIT 99.1

EXHIBIT 99.2

PART I

INFORMATION RQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Company’s 2011 Stock Incentive Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.            Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Company’s 2011 Stock Incentive Plan pursuant to Rule 428(b)(1) of the Securities Act.

The documents containing the information specified in Items 1 and 2 of Part I are not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, filed with the Commission on December 30, 2010;

2.	The Registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2010, filed with the Commission on February 11, 2011;

3.	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed with the Commission on May 4, 2011;

4.	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on January 31, 2011; and

5.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2011, January 31, 2011, February 2, 2011, April 27, 2011, May 4, 2011 and May 24, 2011.

All documents filed by the Registrant (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

The shares (the “Shares”) to be registered hereunder are shares of common stock, par value $0.001 per share, of the Registrant.  The Registrant’s common stock is listed or quoted on the OTC Bulletin Board under the symbol “VSUL.OB.”

The Amended and Restated Articles of Incorporation of the Registrant authorize the issuance of 200,000,000 shares of Common Stock, par value $0.001 per share.  All shares of Common Stock have equal rights to the payment of dividends and the distribution of assets upon liquidation.  Common Stock will, when issued, be fully paid and non-assessable, and will have no pre-emptive or conversion rights or rights to cumulative voting.

Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of Common Stockholders, including the election of Directors.  There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

The Registrant’s Amended and Restated Articles of Incorporation also authorize the issuance of 50,000,000 shares of Preferred Stock, par value $0.001 per share.  The Preferred Stock may be issued in one or more series and with such rights and preferences, including priority over the Common Stock, as the Board of Directors determines, without the approval of the holders of Common Stock.  As of the date of this Registration Statement, no shares of Preferred Stock have been issued and the Board of Directors has not determined the rights of, or approved the issuance of, any series of Preferred Stock.

Item 5.            Interests of Named Experts and Counsel.

Not applicable except as follows.  In the past, Registrant has paid the law firm of Monahan & Biagi, PLLC for a portion of its services with the Registrant’s common stock.  As of the filing of this Registration Statement, Monahan & Biagi holds 341,845 shares of the Registrant’s common stock (which constitutes approximately 0.73% of the Registrant’s total issued and outstanding common stock) with a market value of approximately $78,624.

Item 6.            Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statues (“NRS”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.4502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:  (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Under Articles IX and X of the Registrant’s Amended and Restated Articles of Incorporation, the personal liability of all its directors and officers is eliminated to the fullest extent allowed by Nevada law.  In addition, a director shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for liability (a) for acts or omissions that involve intentional misconduct or a knowing violation of law; (b) for conduct violating the Nevada General Corporation Law; or (c) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Article X also provides that the corporation also may purchase and maintain insurance or make other financial arrangements on behalf of any director, officer, agent or employee of the corporation, for any liability asserted against him and for expenses incurred by him in his capacity as a director, officer, employee or agent, arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The Registrant currently maintains a directors’ and officers’ insurance policy that insures our directors and officers against unindemnified losses arising from certain acts in their capacities as directors and officers, and reimburses the Registrant for amounts that it is required or permitted by law to pay to indemnify its directors and officers.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

3.1	Amended and Restated Articles of Incorporation of the Registrant	10-KSB	000-30262	3.1	2/9/2006

5.1	Opinion of Monahan & Biagi, PLLC					X

23.1	Consent of Monahan & Biagi, PLLC (contained in Exhibit 5.1)					X

24.1	Power of Attorney (included on signature page)					X

99.1	Visualant, Inc. 2011 Stock Incentive Plan					X

Item 9.            Undertakings.

A.        The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b)  above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 28, 2011.

VISUALANT, INC.

/s/ Ronald P. Erickson

Ronald P. Erickson

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Visualant, Inc., a Nevada corporation, do hereby constitute and appoint Ronald P. Erickson, Chief Executive Officer, and Mark Scott, Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Ronald Erickson	Chief Executive Officer	June 28, 2011
Ronald P. Erickson	and Director (Principal
Executive Officer)

By: /s/ Mark Scott	Chief Financial Officer	June 28, 2011
Mark Scott	and Secretary (Principal
Financial/Accounting Officer)

By: /s/ Yoshitami Arai	Director	June 28, 2011
Yoshitami Arai

By: /s/ Paul R. Bonderson Jr.	Director	June 28, 2011
Paul R. Bonderson Jr.

By: /s/ James Gingo	Director	June 28, 2011
James Gingo

By: /s/ Marco Hegyi	Director	June 28, 2011
Marco Hegyi

By: /s/ Dr. Masahiro Kawahata	Director	June 28, 2011
Dr. Masahiro Kawahata

By: /s/ Jon Pepper	Director	June 28, 2011
Jon Pepper

By: /s/ Bradley E. Sparks	Director	June 28, 2011
Bradley E. Sparks

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

3.1	Amended and Restated Articles of Incorporation of the Registrant	10-KSB	000-30262	3.1	2/9/2006

5.1	Opinion of Monahan & Biagi, PLLC					X

23.1	Consent of Monahan & Biagi, PLLC (contained in Exhibit 5.1)					X

24.1	Power of Attorney (included on signature page)					X

99.1	Visualant, Inc. 2011 Stock Incentive Plan					X